AMENDED AND RESTATED

HARRIS & HARRIS GROUP, INC.

2012 EQUITY INCENTIVE PLAN

EMPLOYEE RESTRICTED STOCK AGREEMENT

(____________, 20__)

Harris & Harris Group, Inc. (the “Company”), a New York corporation, hereby grants to the employee identified in the Restricted Stock Award Statement (the “Employee”) under the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan (the “Plan”) a Restricted Stock Award (the “Award”) dated __________, 20__, with respect to the number of shares set forth in the Restricted Stock Award Statement attached hereto an Annex A (the “Shares”) of the Common Stock of the Company (the “Common Stock”), all in accordance with and subject to the following terms and conditions:

1. Book Entry Registration. The Shares shall be evidenced by a book entry account maintained by the Company’s Transfer Agent for the Common Stock. Upon the vesting of Shares, no certificates will be issued except upon a separate written request made to such Transfer Agent or other agent as determined by the Company.

2. Restrictions. Subject to Section 3 below, (a) the restrictions on Employee’s Time-Based Shares shall lapse and the Shares shall vest on the dates set forth in the Restricted Stock Award Statement, and (b) the restrictions on Employee’s Performance-Based Shares shall vest on the date(s) the performance goals set forth in the Restricted Stock Award Agreement are attained (each a “Vesting Date), provided in each case that the Employee remains an employee and/or officer of the Company (or a subsidiary or affiliate) during the entire period (the “Restriction Period”) commencing on the Award Date set forth in the Award Statement and ending on the applicable Vesting Date.

3. Termination of Employment During Restriction Period. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to a Vesting Date due to death or Disability, the restrictions on Employee’s Time-Based Shares for which the scheduled Vesting Date is within 6 months from the date of Employee’s termination of employment shall lapse; the Employee shall forfeit all rights to any other Time-Based Shares and all of the Performance-Based Shares in the event of termination of Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) for any reason prior to the applicable Vesting Date. Notwithstanding the foregoing, the restrictions on the Shares shall lapse upon a Change in Control (as defined in the Plan), and the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Shares in other circumstances.

4. Voting and Dividend Rights. During the Restriction Period, the Employee shall have the rights to vote the Shares and to receive any cash or deemed dividends payable with respect to the Shares, as paid, less applicable withholding taxes (it being understood that such dividends will generally be taxable as ordinary compensation income during such Restriction Period).

5. Transfer Restrictions. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.

6. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting or vesting of this Award, as the case may be, by deducting the number of shares having an aggregate value equal to the amount of withholding taxes due from the total number of shares awarded or the number of shares vesting or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award by the remittance of the required amounts from any proceeds realized upon the open-market sale of vested Shares by the Employee. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws.

7. Death of Employee. If any of the Shares shall vest upon the death of the Employee, they shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have theretofore received in writing a beneficiary designation, the Shares shall be registered in the name of the designated beneficiary.

8. Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, the Employee has received greater compensation in connection with the Award than would been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to Shares that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances.

9. Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, NY, NY 10018) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the Company and its subsidiaries and affiliates, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan. Generally, for purposes of this Agreement, (a) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (b) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

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IN WITNESS WHEREOF, this Restricted Stock Agreement has been duly executed as of ___________, 20__.

HARRIS &HARRIS GROUP, INC.

By:	_______________
Corporate Secretary

[EMPLOYEE NAME]

By:	________________

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